Exhibit 23.2
Consent of Independent Registered Public Accounting Firms
Board of Directors and Shareholders
Pixelworks, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report on the consolidated financial statements refers to the Pixelworks, Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective January 1, 2006, and Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/ KPMG LLP
Portland, Oregon
August 6, 2009